EXHIBIT 4.1
DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter in its entirety for a complete description of the rights and preferences of our securities.
General
We are a Cayman Islands exempted company (company number 309054), our affairs are governed by the Companies Law, the common law of the Cayman Islands and our Charter. Pursuant to our Charter, our authorized share capital is $90,000 divided into 800,000,000 ordinary shares and 100,000,000 preferred shares, par value $0.0001 per share.
As of February 24, 2020, there were 221,807,598 ordinary shares issued and outstanding, held of record by 51 holders, 429,789 preferred shares issued and outstanding, held of record by 11 holders, and 5,509,769 warrants outstanding, held of record by 13 holders. The number of record holders does not include DTC participants or beneficial owners who hold securities through nominees.
Ordinary Shares
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in our Charter, or as required by applicable provisions of the Companies Law or applicable stock exchange rules, the affirmative vote of a majority of ordinary shares that are voted is required to approve any matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of ordinary shares that are voted and, pursuant to our Charter, such actions include amending our Charter and approving a statutory merger or consolidation with another company.
Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors. Holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to the limitations described below under “Preferred Shares” and to the terms contained in the agreements governing the Company and its subsidiaries’ indebtedness.
In December 2018, the Company's board of directors approved the implementation of a quarterly cash dividend of $0.01 per ordinary share, beginning in the first quarter of fiscal year 2019. The dividend equates to $0.04 per share on a full-year basis. The payment of any dividends on ordinary shares will be within the discretion of the Company’s board of directors at such time. In addition, the terms of the preferred shares and agreements governing the indebtedness of the Company and its subsidiaries contain restrictions on the Company’s ability to declare and pay dividends.
In the event of a liquidation, dissolution or winding up of the Company after the business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares.
Register of Members
Under Cayman Islands law, we keep a register of members and there is entered therein:
the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares;
 the date on which the name of any person was entered on the register as a member; and

 the date on which any person ceased to be a member.
Under Cayman Islands law, the register of members of the Company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Preferred Shares
Our Charter provides that we have the authority to issue 100,000,000 preferred shares, including the 275,000 shares of Series A Preferred Shares and the 100,000 Series B Preferred Shares issued on November 30, 2017. Subject to certain consent rights of the holders of the Series A Preferred Shares and the Series B Preferred Shares, we may issue additional series of preferred shares that would rank on parity with the Series A Preferred Shares and the Series B Preferred Shares as to liquidation preference. Under our amended and restated articles of association, our board of directors has the authority, subject to the provisions, if any, in our amended and restated memorandum of association and any rights attached to any existing shares, to issue preferred shares and to fix the preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise, including varying such rights at such times and on such other terms as the board of directors thinks proper.
Our board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.
Series A Preferred Shares and Series B Preferred Shares
Ranking
The Series A Preferred Shares and Series B Preferred Shares will rank senior as to dividends as described below under “- Dividends” and will rank senior as to liquidation preference as described below under “- Liquidation Rights.”
Dividends
Holders of the Series A Preferred Shares and Series B Preferred Shares will be entitled to receive cumulative cash dividends only when, as and if declared by the board of directors, or a duly authorized committee thereof, out of assets lawfully available for that purpose. Dividends payable on the Series A Preferred Shares and Series B Preferred Shares may be paid in cash or, at our option, in lieu of paying such cash dividends, we may instead effect a share capitalization by issuing new duly authorized and fully paid and nonassessable preferred shares (“PIK Shares”).
Dividends will be payable quarterly in arrears in cash or PIK Shares, at a rate of 7.5% per annum for the first ten years. After year ten, the dividend rate will reset quarterly to the greater of 7.5% and a rate equal to the then-current three-month LIBOR plus 5.5% (provided, however, that in the event the three-month LIBOR is less than zero, the three-month LIBOR will be deemed to be zero).
If we elect to effect a share capitalization by issuing PIK Shares, the number of preferred shares to be issued will be calculated by dividing the portion of such dividend not paid in cash by the original liquidation preferences of such preferred shares. Such PIK Shares will be entitled to receive cumulative dividends at the same rates as the other preferred shares from their date of issuance.
The Certificates of Designations provide that so long as any Series A Preferred Shares or Series B Preferred Shares remain issued and outstanding, subject to the exceptions described below, we and our subsidiaries shall not declare, pay or set apart funds for any dividends or other distributions with respect to any junior shares or redeem, repurchase or otherwise acquire, or make a liquidation payment relating to, any junior shares, or make any guarantee payment with respect thereto (“junior payments”), unless: (i)(A) full dividends have been or contemporaneously are declared and paid in cash or in kind on the Series A Preferred Shares and Series B Preferred Shares for all prior dividend periods, and (B) no PIK Shares are then issued and outstanding, (ii) FGLIC, or any successor “primary” insurance subsidiary of the Company, maintains an A.M. Best Company financial strength rating of

A- or higher, (3) we are in compliance with the covenants in the respective Certificate of Designations and (4) any junior payments, when aggregated with other junior payments, in any given fiscal year do not exceed certain financial ratios set forth in the respective Certificate of Designations.
The foregoing restriction on junior payments will not apply to:
purchases, redemptions or other acquisitions of junior shares pursuant to the conversion or exchange provisions of such junior shares;
 declaration of a non-cash divided on our capital stock in connection with the implementation of a shareholders rights plan on customary terms designed to protect us against unsolicited offers to acquire our capital stock, or the issuance of our capital stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;
 dividends or distributions payable solely in junior shares, or warrants, options or rights to acquire junior shares; or
 conversions of any junior shares into, or exchanges of any junior shares for, a class or series of other junior shares.
Notwithstanding anything described herein to the contrary, if any junior payment was permitted by the foregoing provisions at the time it was declared or when it first became a contractual obligation, it will be deemed permitted at the time it is actually paid; provided that such junior payment occurs within 60 days of such declaration or entry into such contractual obligation.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Series A Preferred Shares and Series B Preferred Shares are entitled to receive out of our assets available for distribution to shareholders, before any distribution is made to holders of ordinary shares, a liquidating distribution in the amount of  $1,000 per preferred share plus all accumulated and unpaid dividends in respect of such share, whether or not declared (including arrearage and dividends accumulated in respect thereof), to, but excluding, the date fixed for liquidation or, if applicable, the date of remarketing or repurchase pursuant to redemption.
Optional Redemption
The Series A Preferred Shares and Series B Preferred Shares are perpetual and have no maturity date. The Series A Preferred Shares and Series B Preferred Shares may not be redeemed prior to the first dividend payment date falling on or after November 30, 2022. We, at the option of our board of directors or any duly authorized committee thereof, may redeem out of funds lawfully available therefor, in whole or in part, the Series A Preferred Shares and Series B Preferred Shares at the time issued and outstanding, at any time on or after November 30, 2022, upon notice, and at a redemption price in cash equal to the liquidation preference, including accumulated but unpaid dividends (calculated as if the date of redemption was the date fixed for winding up) on the preferred shares being redeemed.
In case of any redemption of only part of the Series A Preferred Shares and Series B Preferred Shares at the time issued and outstanding, the number of preferred shares to be redeemed from each holder will be pro rata in proportion to the number of issued and outstanding preferred shares held by such holders. Our board of directors or any duly authorized committee thereof will have full power and authority to prescribe the terms and conditions upon which the preferred shares will be redeemed from time to time.
Voting Rights
Except as provided below or otherwise from time to time required by law, the holders of the Series A Preferred Shares and Series B Preferred Shares will have no voting rights.
Whenever dividends on any preferred shares have not been declared and paid for at least six or more quarterly dividend periods, whether consecutive or not (a “nonpayment”), the holders of the Series A Preferred Shares and Series B Preferred Shares, together with the holders of any and all series of voting preferred shares then issued and outstanding having “like voting rights” (i.e., being similarly entitled to vote for two additional directors at such time) (collectively, the “voting holders”), will have the right, voting separately as a single class without regard to class or series, to appoint two additional directors from individuals the preferred shareholders nominate to the Company.

The appointment of the preferred share directors may take place at any general or special meeting of shareholders or a separate class of voting holders, or by means of a written resolution of the voting holders in lieu of a meeting thereof. The preferred share directors are to be appointed by a plurality of the votes cast by the voting holders at a relevant meeting (or, if the appointment is effected by written resolution, by the voting holders constituting a quorum which will also be the required voting threshold for purposes of a written resolution). Each preferred share director will be added to an already existing class of directors. The number of preferred share directors will never be more than two at any one time.
Any preferred shares director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, of preferred shares and any other shares of voting preferred shares then issued and outstanding (voting together as a single class) when they have the voting rights described above. So long as a nonpayment event shall continue, any vacancy in the office of a preferred shares director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of the preferred shares director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the issued and outstanding preferred shares and any other shares of voting preferred shares then issued and outstanding (voting together as a single class) when they have the voting rights described above.
We may not consummate any action specified below without the consent of the holders of the Series A Preferred Shares and Series B Preferred Shares:
any amendment, alteration or repeal of any provision of the articles of association or the respective Certificates of Designations that would alter or change the voting powers, preferences or special rights of the preferred shares so as to affect them adversely;
 any authorization or creation, or increase in the authorized amount of, or issuance of, any senior shares or parity shares, and any increase in the authorized number of preferred shares;
 any change of control if an original holder is a holder of any preferred shares at the time of such change of control, unless, prior to such occurrence, such original holder has either (i) received a bona fide, binding offer to purchase all of such original holder’s preferred shares at a price equal to or greater than the then-current liquidation preference, including accumulated but unpaid dividends or (ii) provided its prior written consent to such change of control;
 any incurrence of Indebtedness (as defined in the Credit Agreement) by the Company or any intermediate holding company between the Company and CF Bermuda Holdings Limited;
 any issuance or reclassification of equity securities by the Company, unless all securities into which such equity securities are reclassified are held by one or more entities 100% of the equity of which is owned directly or indirectly by the Company;
 to take any action or permit any omission that would be in breach of the affirmative and negative covenants set forth in the Credit Agreement; and
 any consolidation, merger, amalgamation, binding share exchange or reclassification involving the Company, unless, (i) the preferred shares remain issued and outstanding or, in the case of any transaction where the Company is not the surviving or resulting entity, are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, (ii) the preferred shares remaining issued and outstanding have such rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders than the rights, preferences, privileges and voting powers of the Series A Cumulative Convertible Preferred Shares and the Series B Convertible Preferred Shares, taken as a whole and (iii) upon completion of any such consolidation, merger, amalgamation, binding share exchange or reclassification, no condition exists with respect to the surviving or resulting entity that would require consent pursuant to the foregoing clauses (1), (2), (4) or (6) if such surviving or resulting issuer were the Company.
The foregoing voting provisions will not apply with respect to the Series A Preferred Shares and Series B Preferred Shares if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all issued and outstanding preferred shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of preferred shares to effect such redemption.
Remarketing
From and after November 30, 2022, upon request of an original holder, we will be required (subject to customary blackout provisions) to remarket the Series A Preferred Shares and Series B Preferred Shares on their existing terms. To the extent market conditions make such remarketing impracticable, we may temporarily delay such remarketing provided that such preferred shares are remarketed within six months of the date of the initial request. To the extent it is unlikely that remarketing the Series A Preferred

Shares and Series B Preferred Shares on the then existing terms will receive a valuation by a prospective purchaser of par or greater than par, we may, upon the request of an original holder, modify the terms of the Series A Preferred Shares and Series B Preferred Shares to improve the sale of such preferred shares with the intention of preserving rating agency equity credit. If the proceeds from any sales resulting from such remarketing are less than the outstanding balance of the applicable preferred shares (including dividends paid in kind and accumulated but unpaid dividends), we will reimburse such original holder, up to a maximum of 10% of par (including dividends paid in kind and accumulated but unpaid dividends) for actual losses incurred by such original holder, upon the sale of its preferred shares under the remarketing mechanism, with such amount payable either in cash, ordinary shares, or any combination thereof, at our option. If we choose to reimburse such original holder, by the delivery of ordinary shares (such dollar amount, the “Remarketing Loss Share Amount”), the number of shares to be delivered will be determined by dividing (i) the amount of actual losses to be paid to such holder by (ii) the higher of  (a) an 8% discount to the 30-day volume weighted average price (“VWAP”) of the ordinary shares following the remarketing period (the “Remarketing Loss Share Pricing Period”), and (b) $6.00. Such ordinary shares will be delivered to such original holder, on the first business day following the end of the Remarketing Loss Share Pricing Period plus an amount in cash equal to the interest on the Remarketing Loss Share Amount at a rate of 7.5% per annum accrued daily during the remarketing period.
Only the original holders may elect to participate in a remarketing. However, if the remarketing is successful, the modified terms will apply to all Series A Preferred Shares and Series B Preferred Shares, including those preferred shares that were not included in the remarketing.
Right of the Original Holders to Convert
From and after November 30, 2027, and provided that an original holder has first requested us to remarket the Series A Preferred Shares and Series B Preferred Shares as described above, any original holder, may, at their sole discretion, convert their holdings of such preferred shares, in whole or in part, into such number of ordinary shares as determined by dividing (i) the aggregate par value (including dividends paid in kind and accumulated but unpaid dividends) of the preferred shares that such original holder wishes to convert by (ii) the higher of  (a) a 5% discount to the 30-day VWAP of the ordinary shares following the conversion notice, and (b) the then-current Floor Price. The “Floor Price” will be $8.00 per share during the 11th year post-funding, $7.00 per share during the 12th year post-funding, and $6.00 during the 13th year post-funding and thereafter. The right to convert on the above terms are personal rights of the original holders and will not be a term of the preferred shares.
Warrants
Public and Forward Purchase Warrants
We issued 34,500,000 warrants as part of the units sold in the IPO. In connection with forward purchase agreements, at the closing of the business combination we issued 19,083,335 forward purchase warrants to the anchor investors. The forward purchase warrants have identical terms as the public warrants.
Each whole warrant entitled the holder thereof to purchase one ordinary share at a price of  $11.50 per share, subject to adjustment as described below, at any time commencing December 30, 2017, provided that we have an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement governing the warrants (the “warrant agreement”)) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued and only whole warrants trade. The Warrants will expire on November 30, 2022, at 5:00 p.m., New York City time, or upon earlier redemption or liquidation.
We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue ordinary shares upon exercise of a warrant unless the ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We agreed that as soon as practicable, but in no event later than 15 business days after the closing of the business combination, we would use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants. This registration statement was declared effective by the SEC on January 16, 2018 (File No. 333-222232), as discussed in more detail below. We agreed to use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement.
Once the warrants become exercisable, we may call the warrants for redemption:
in whole and not in part;
 at a price of  $0.01 per warrant;
 upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
 if, and only if, the last reported sales price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.
If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of the warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the warrants for redemption and management does not take advantage of this option, the holders of the private placement warrants (as defined below) and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary shares issued and outstanding immediately after giving effect to such exercise.
If the number of issued and outstanding ordinary shares is increased by a share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of ordinary shares equal to the product of   (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) the quotient of  (x) the price per ordinary share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of ordinary shares on account of such ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.
If the number of issued and outstanding ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding ordinary shares.
Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s issued and outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are subject to a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants and forward purchase to make any change that adversely affects the interests of the registered holders, subject to certain exceptions. Holders should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The foregoing description of the warrants is qualified in its entirety by reference to the warrant agreement which is filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2016 and incorporated herein by reference.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Private Placement Warrants
In connection with the IPO, we consummated a private placement of an aggregate of 15,800,000 private placement warrants to our Sponsor. Except as described herein, the private placement warrants have terms and provisions that are identical to those of the public warrants. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. The private placement warrants (including the ordinary shares issuable upon exercise of the private placement warrants) were be transferable, assignable or salable until December 30, 2017, subject to certain exceptions, and they will not be redeemable by the Company so long as they are held by our Sponsor or its permitted transferees. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
In order to finance transaction costs in connection with the business combination, our Sponsor loaned the Company $1,500,000 which amount was converted into warrants of the Company at a price of  $1.00 per warrant on November 29, 2017 pursuant to a convertible note issued to our Sponsor. These warrants have identical terms to the private placement warrants. The foregoing description of the private placement warrants is qualified in its entirety by reference the warrant agreement which is filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2016 and incorporated herein by reference.
Offer to Exchange
We subsequently announced an offer to exchange (“Offer to Exchange”) any and all of the Company’s outstanding warrants (the “Warrants”) for 0.11 ordinary shares of the Company, par value $0.0001 (the “Exchange Shares”) and $0.98, in cash, without interest, per warrant (together, the “Exchange Consideration”), upon the terms and subject to the conditions set forth in the Company’s Tender Offer Statement on Schedule TO, originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 6, 2018, as amended and supplemented by Amendment No. 1 filed by the Company with the SEC on September 21, 2018, the related Letter of Transmittal, as amended, and the other related Offer to Exchange materials. The Offer to Exchange expired on October 4, 2018. Based on information provided by Continental Stock Transfer & Trust Company, the depositary for the Offer to Exchange, a total of 65,373,565 Warrants were properly tendered and not properly withdrawn prior to the expiration of the Offer to Exchange. The Company accepted for exchange all such Warrants and issued an aggregate of 7,191,070 Exchange Shares, representing approximately 3.4% of the ordinary shares outstanding after such issuance, and paid an aggregate amount of approximately $64.1 million in cash, in exchange for the Warrants tendered.
After completion of the Offer to Exchange, 5,509,769 Warrants remained outstanding. The Warrants will expire on November 30, 2022, at 5:00 p.m., New York City time, or upon earlier redemption or liquidation.
Transfer Agent and Warrant Agent
The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.
Certain Differences in Corporate Law
Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Law applicable to the Company and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements. In certain circumstances, the Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 662∕3% in value of the voting shares voted at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless a court of competent jurisdiction waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the following requirements have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Grand Court of the Cayman Islands to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies, and in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
the Company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;
 the shareholders have been fairly represented at the meeting in question;
 the arrangement is such as a businessman would reasonably approve; and
 the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”
If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.
Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.
Shareholders’ Suits. The Company’s Cayman Islands counsel is not aware of any reported class action lawsuit having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the Company will be the proper plaintiff in any claim based on a breach of duty owed to the Company, and a claim against (for example) the Company’s officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
a company is acting, or proposing to act, illegally or beyond the scope of its authority;
the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
 those who control the company are perpetrating a “fraud on the minority.”
A shareholder may have a direct right of action against the Company where the individual rights of that shareholder have been infringed or are about to be infringed.
Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
We have been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against the Company judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the Company predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Special Considerations for Exempted Companies. The Company is an exempted company with limited liability (meaning the Company’s public shareholders have no liability, as members of the company, for liabilities of the company over and above the amount paid for their shares) under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Law;
 an exempted company’s register of members is not open to inspection;
 an exempted company does not have to hold an annual general meeting;
 an exempted company may issue negotiable or bearer shares or shares with no par value;
 an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
 an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
 an exempted company may register as a limited duration company; and
 an exempted company may register as a segregated portfolio company.
Anti-Money Laundering - Cayman Islands
In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.
We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (2020 Revision) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:
the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution;
 the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or
 the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.
In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.
We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure the Company’s compliance with any such laws or regulations in any applicable jurisdiction.
If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (2020 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (2018 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Data Protection - Cayman Islands
We have certain duties under the Data Protection Law, 2017 of the Cayman Islands (the "DPL") based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL ("personal data").
In the following discussion, the "Company" refers to us and our affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorised or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a "data controller" for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our "data processors" for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder's investment activity.
Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How the Company May Use a Shareholder's Personal Data
The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
(i)    where this is necessary for the performance of our rights and obligations under any purchase agreements;
(ii)    where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or
(iii)    where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.
Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipates disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorised affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.
We and our duly authorised affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorised or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Certain Anti-Takeover Provisions in our Charter
Our Charter contains a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of the Company, including provisions (i) classifying our board of directors into three classes with each class to serve for three years with one class being elected annually, (ii) providing that directors may only be removed for cause, (iii) requiring shareholders to comply with advance notice procedures in order to bring business before an annual general meeting or to nominate candidates for election as directors, (iv) providing that only directors may call general meetings, (v) providing that resolutions may only be passed at a duly convened general meeting.
Our authorized but unissued ordinary shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

In addition, our Charter limits the voting power attributable to our ordinary shares so that no “United States person” (as defined in Section 957 of the Code) holds, directly, indirectly or constructively (within the meaning of Section 958 of the Code), more than 9.5% of the total voting power of the Company’s ordinary shares. Subject to certain exceptions set forth in our Charter, the votes attributable to a U.S. holder of ordinary shares above 9.5% of the total voting power of the ordinary shares are redistributed to other holders of ordinary shares pro rata based on the then current voting power of each holder. This limitation would not apply to reduce the voting power of ordinary shares held by members of  (a) the Blackstone Group (as defined in our Charter) without the consent of a majority of the Blackstone Group shareholders (as determined based on their ownership of the ordinary shares) or (b) the FNF Group (as defined in our Charter) without the consent of the applicable member of the FNF Group. Such adjustments are likely to result in a shareholder having voting rights in excess of one vote per share. Therefore, a shareholder’s voting rights may increase above 5% of the aggregate voting power of the issued and outstanding ordinary shares, thereby possibly resulting in the shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act). Our Charter also provides that no shareholder or holder (or, to its actual knowledge, any direct or indirect beneficial owner thereof) of issued and outstanding ordinary shares, including any securities exchangeable for Derivative Securities, that is a “United States person” (as defined in Section 957 of the Code) shall knowingly permit itself to hold (directly, indirectly or constructively within the meaning of Section 958 of the Code) 50% or more of the total voting power or of the total value of the issued and outstanding ordinary shares, including Derivative Securities, in order to reduce the likelihood of us recognizing related person insurance income. This limitation would not apply to a shareholder or holder of Derivative Securities that is a member of the Blackstone Group or FNF Group.
Rule 144
Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.
Persons who have beneficially owned restricted ordinary shares or warrants for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
one percent (1%) of the total number of shares of ordinary shares then issued and outstanding; or
 the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
the issuer of the securities that was formerly a shell company has ceased to be a shell company;
 the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
 the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
 at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While the Company was formed as a shell company, upon the consummation of the business combination, the Company ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above were satisfied, Rule 144 became available for the resale of the above-noted restricted securities.
Registration Rights
We are party to a registration rights agreement, dated as of May 19, 2016, with our Sponsor, pursuant to which our Sponsor and its permitted transferees have registration rights with respect to founder shares, private placement warrants (and any ordinary shares issuable upon the exercise of the private placement warrants). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
In addition, pursuant to the warrant agreement, the Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the business combination, the Company would use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants. This registration statement was declared effective by the SEC on January 16, 2018 (File No. 333-222232), as discussed in more detail below. The Company has agreed to use its best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement.
Pursuant to (i) the equity purchase agreements with the BTO Purchaser and FNF Purchasers entered into in connection with the equity commitment letters with such parties relating to the business combination, (ii) the forward purchase agreements, (iii) the ROFO purchase agreements and (iv) the investment agreement, we agreed to use our commercially reasonable efforts (x) to file within 30 days after the closing of the business combination a registration statement with the SEC for a secondary offering of  (A) the ordinary shares issued under the equity purchase agreements with the BTO Purchaser and the FNF Purchasers, (B) the ordinary shares and warrants (and underlying ordinary shares) issued pursuant to the forward purchase agreements (C) the ordinary shares issued under the ROFO purchase agreements and (D) the ordinary shares issued to the GSO Purchasers and certain FNF Purchasers under the investment agreement, (y) to cause such registration statement to be declared effective promptly thereafter and (z) to maintain the effectiveness of such registration statement until the earliest of   (A) the date on which the counterparties to such agreements cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, subject to certain conditions and limitations set forth in the equity commitment letters, the forward purchase agreements, the ROFO purchase agreements and the investment agreement. In addition, under the investment agreement, once the offered preferred shares issued to the original holders become convertible, such original holders will have the right to cause the Company to undertake up to four underwritten secondary offerings of the ordinary shares issuable upon conversion of the offered preferred shares.
In partial fulfillment of the above-detailed rights, the Company filed a registration statement which was declared effective by the SEC on January 16, 2018 (File No. 333-222232). Pursuant to Supplement No. 1, dated January 30, 2018, to the prospectus, dated January 16, 2018, it relates to:

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the issuance from time to time by the Company of up to 70,883,335 of our ordinary shares, par value $0.0001 per share, or ordinary shares, including (i) 34,500,000 ordinary shares issuable, upon the exercise of redeemable warrants, which we refer to as the public warrants, that were issued as part of the units in our initial public offering, or our IPO, (ii) 19,083,335 ordinary shares issuable upon the exercise of redeemable warrants that we issued in private placements to certain accredited investors upon the closing of the business combination pursuant to forward purchase agreements, which we refer to as the forward purchase warrants and (iii) 17,300,000 ordinary shares issuable upon the exercise of warrants we issued to CF Capital Growth, LLC in a private placement simultaneously with the closing of our IPO and upon conversion of working capital loans, which we refer to as the private placement warrants and collectively with the public warrants and the forward purchase warrants, the warrants.

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the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees, which we refer to as the Selling Securityholders, of up to (i) 181,753,335 ordinary shares, (ii) 600,000 Series A Cumulative Convertible Preferred Shares, par value $0.0001 per share, or the Series A Preferred Shares, (iii) 250,000 Series B Cumulative Convertible Preferred Shares, par value $0.0001 per share, or the Series B Preferred Shares and (iv) 36,383,335 warrants to purchase ordinary shares, consisting of 19,083,335 forward purchase warrants and 17,300,000 private placement warrants.

The ordinary shares covered by this prospectus that may be offered and sold by the Selling Securityholders include (i) 115,370,000 ordinary shares issued to certain accredited investors, including certain of our directors and/or entities controlled by them, in private placements at the closing of our initial business combination with Fidelity & Guaranty Life, which we refer to as the business combination, (ii) 30,000,000 ordinary shares issued upon conversion of our outstanding Class B ordinary shares, par value $0.0001 per share, at the closing of the business combination, which ordinary shares are subject to varying transfer restrictions as described herein, (iii) 19,083,335 ordinary shares issuable upon the exercise of the forward purchase warrants and (iv) 17,300,000 ordinary shares issuable upon the exercise of the private placement warrants.
The preferred shares covered by this prospectus that may be offered and sold by the Selling Securityholders include (i) 275,000 Series A Preferred Shares and 100,000 Series B Preferred Shares issued to certain accredited investors in private placements at the closing of the business combination, (ii) 1,772 Series A Preferred Shares and 645 Series B Preferred Shares that were issued on January 1, 2018 as payment-in-kind dividends with respect to the Series A Preferred Shares and Series B Preferred Shares, respectively, and (iii) 323,228 Series A Preferred Shares and 149,355 Series B Preferred Shares that may be issued as payment-in-kind dividends with respect to the Series A Preferred Shares and Series B Preferred Shares, respectively, subsequent to the date of this prospectus. The Series A Preferred Shares and the Series B Preferred Shares are subject to transfer restrictions until November 30, 2018, as described herein.
Each warrant entitles the holder to purchase one ordinary share at an exercise price of  $11.50 per share commencing on December 30, 2017 and will expire on November 30, 2022, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Once the warrants are exercisable, we may redeem the outstanding public warrants and forward purchase warrants at a price of  $0.01 per warrant if the last reported sales price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders, as described herein.
Listing of Securities
The Company’s ordinary shares and warrants are listed on the NYSE under the symbols “FG” and “FG WS,” respectively.